FORM 3
        U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                 INITIAL STATEMENT OF                |_____________________|
          BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                     |EXPIRES:             |
                                                     | SEPTEMBER 30, 1998  |
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
         Holding Company Act of 1935                 |_____________________|
         Section 30(f) of the Investment
             Company Act of 1940
____________________________________________________________________________
1. Name and Address of Reporting Person

       PNC Investment Corp.
____________________________________________________________________________
       (Last)                      (First)                    (Middle)

       249 Fifth Avenue, One PNC Plaza, 21st Floor
____________________________________________________________________________
                                   (Street)

       Pittsburgh                    PA                         15221
____________________________________________________________________________
       (City)                      (State)                      (Zip)

____________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

       March 27, 1998
____________________________________________________________________________
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)


____________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

       Anthracite Capital, Inc. ("AHR")
____________________________________________________________________________

5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
 (  ) DIRECTOR
 (  ) 10% OWNER
 (  ) OFFICER (GIVE TITLE BELOW)
 (XX) OTHER (SPECIFY TITLE BELOW)
       Affiliate of Investment Advisor
____________________________________________________________________________
6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

   04/06/98
____________________________________________________________________________
7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
   _X_FORM FILED BY ONE REPORTING PERSON
   ___FORM FILED BY MORE THAN ONE REPORTING PERSON

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
____________________________________________________________________________
|1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
|   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
|                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
|                    |   OWNED       |   OR INDIRECT|                       |
|                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
|                    |               |   5)         |                       |
|____________________|_______________|______________|_______________________|


Common Stock, par       648,352              D               N/A
value $.001 per
share

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
____________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

     Stock Option (Right to Buy)

____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

     (i)      03/27/99                           03/27/2008

     (ii)     03/27/2000                         03/27/2008

     (iii)    03/27/2001                         03/27/2008

     (iv)     03/27/2002                         03/27/2008
     ________________________                  _________________________
         Date Exercisable                          Expiration Date
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

     (i)       Common Stock, par value            81,044
               $.001 per share

     (ii)      Common Stock, par value            81,044
               $.001 per share

     (iii)     Common Stock, par value            81,044
               $.001 per share

     (iv)      Common Stock, par value            81,044
               $.001 per share
   ________________________________        _______________________________
                Title                         Amount of Number of Shares
____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

     (i)       $15.00

     (ii)      $15.00

     (iii)     $15.00

     (iv)      $15.00
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

     D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

     N/A

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   EXPLANATION OF RESPONSES:








       /s/ Richard M. Shea                               May 18, 1998
   ---------------------------------                     -------------
        Attorney-in-Fact                                 DATE

   **  SIGNATURE OF REPORTING PERSON


_____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
       SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM
  DISPLAYS A CURRENTLY VALID OMB NUMBER.
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